Exhibit 15

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

WellChoice, Inc.

We are aware of the incorporation by reference, in the Registration Statement (Form S-4) of WellPoint, Inc. for the registration of approximately 48 million shares of its common stock, of our reports dated October 10, 2005, July 14, 2005 and April 14, 2005 relating to the unaudited consolidated interim financial statements of WellChoice, Inc. that are included in WellChoice, Inc.’s Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

/s/ Ernst & Young LLP

New York, New York

October 26, 2005